QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.15

December 17, 2007

HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326

Gentlemen:

        Reference is hereby made to (i) that certain Letter Agreement (the "Original Letter Agreement'), dated as of April 20, 2006, by and between HSW International, Inc. (the "Corporation") and HowStuffWorks, Inc. ("HSW"), (ii) that certain Contribution Agreement, dated as of October 2, 2007, between the Corporation and HSW regarding the contribution of certain rights and assets in China and related regions (the "PRC Contribution Agreement"), (iii) that certain Contribution Agreement, dated as of October 2, 2007, between the Corporation and HSW regarding the contribution of certain rights and assets in Brazil (the "Brazil Contribution Agreement" and together with the PRC Contribution Agreement, the "Contribution Agreements"), and (iv) that certain Update Agreement, dated as of October 2, 2007, between the Corporation and HSW (the "Update Agreement"). The Corporation and HSW desire to amend and restate the Original Letter Agreement in its entirety as set forth in this Amended and Restated Letter Agreement.

        The Corporation and HSW hereby agree that the Corporation shall have an option to acquire from HSW the exclusive digital publishing rights for HSW content in India and Russia on the same terms and conditions that such rights were granted to the Corporation in respect of China and Brazil under the Contribution Agreements and Update Agreement (the "India and Russia Rights") in accordance with the following:

  •
  the Corporation will have the right to exercise such option from and after the date hereof until April 2, 2009 (the "Option Exercise Period"); provided, however, that the Corporation will not have the right to exercise the option granted hereby at any time that and for so long as the issuance of securities of the Corporation in connection with such exercise would result in HSW's owning, directly or indirectly, more than fifty percent (50%) of the Corporation's outstanding capital stock (the "Option Exercise Restriction"); provided, further, that the Option Exercise Period shall be extended for the length of any time period during which the option may not be exercised due to the Option Exercise Restriction;

  •
  upon the exercise of such option by the Corporation, such acquisition of the India and Russia Rights shall be effected through the formation of a limited partnership or limited liability company (the "Partnership") evidenced by a limited partnership agreement or limited liability company operating agreement, as applicable (the "Partnership Agreement"), to be entered into among the Corporation, Intac International, Inc. ("Intac") and HSW;

  •
  in connection with the formation of the Partnership, (i) the Corporation will contribute all of its assets and will cause Intac to contribute all of its assets to the Partnership and, in exchange therefor, the Corporation and Intac will receive in the aggregate a number of units in the Partnership equal to the total number of shares of common stock of the Corporation then issued and outstanding (the number of units to be received by each of the Corporation and Intac will be allocated between the two entities based on the relative fair market value of the assets contributed to the Partnership), and (ii) HSW will contribute the India and Russia Rights to the Partnership and, in exchange therefor, HSW will receive 6,000,000 units in the Partnership (the Corporation shall be the general partner, or managing member, of the Partnership);

  •
  pursuant to the Partnership Agreement, upon the issuance of any shares of common stock of the Corporation (including but not limited to the exercise or settlement of any equity compensation), the Corporation shall be issued from the Partnership one additional unit for each share of common stock issued and, in exchange therefor, the Corporation shall transfer to the Partnership the net proceeds, if any, received by the Corporation upon the issuance of such shares of common stock.

  •
  pursuant to the Partnership Agreement, HSW will have the right, at such times as HSW shall determine, to exchange any or all of the units held by HSW in the Partnership for shares of common stock of the Corporation based on a one for one exchange rate;

  •
  in the event of a stock dividend or distribution, or any change in the common stock of the Corporation by reason of any stock dividend or distribution, or any change in the common stock of the Corporation by reason of any split-up, recapitalization, combination, exchange of shares or the like, the number of units in the Partnership to be received by HSW or the exchange rate for the exchange of units in the Partnership held by HSW, as applicable, shall be appropriately adjusted; and

  •
  the Partnership Agreement shall provide that income and loss, as well as distributions of cash, shall be allocated among the units on a pro rata basis, and the Partnership Agreement shall contain such other terms and conditions as shall be agreed upon by the Corporation and HSW.

        This Amended and Restated Letter Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Facsimile counterpart signatures to this Amended and Restated Letter Agreement shall be acceptable and binding.

        Please indicate below your agreement with the foregoing.

Yours truly,
HOWSTUFFWORKS, INC.
	By:	/s/ Jeff Arnold
	Name:	Jeff Arnold
	Title:	CEO
Acknowledged and agreed to this , day of , 2007.
HSW INTERNATIONAL, INC.
By:	/s/ Hank Adorno
Name:	Hank Adorno
Title:	Vice Chairman

QuickLinks

  EXHIBIT 10.15